Exhibit 10.1

THE SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Services Agreement”) is made as of June 8, 2009, by and between IA GLOBAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”) and ARQUEMAX VENTURES, LLC, a California Limited Liability Company organized and existing under the laws of the State of California (“AMV”). Collectively the Company and AMV shall be referred to as the parties.

P R E L I M I N A R Y    S T A T E M E N T S

A.        The Company acquired 1,389,750 Class B Shares of Taicom Securities Co., Ltd., (“Taicom”) (the “Taicom Preferred Shares”) which Taicom Preferred Shares equal to 20% of the outstanding Class B equity interests of Taicom on a fully-diluted basis, in exchange for 26,000,000 shares of the Company’s common stock, par value US$.01 per share (the “IAO Common Stock”), which IAO Common Stock equal to 13% of the outstanding equity interests of the Company on a fully-diluted basis on June 3, 2008.

B.         The Company and Taicom signed an Amendment to Share Exchange Agreement on December 12, 2008, which reduced Company’s holdings of Taicom Preferred Shares to 12.61%.

C.         On or about April 1, 2009, the Company, Taicom and AMV signed an Amendment to Share Exchange Agreement.

D.         On or about April 1, 2009, the Company and AMV signed a Services Agreement.

E.         The parties agree and acknowledge that based on public data available, the Company and the subsidiaries will require some restructuring and funding (hereinafter “Restructuring Plan”) to bring about greater levels of profitability, improved Returns on Equity, and a reduction in the ratio of long term debt to capitalization.

F.         To effectuate such Restructuring Plan, the parties have agreed to execute this Services Agreement. This Services Agreement dated June 8, 2009 seeks to amend the Services Agreement dated April 1, 2009.

G.        AMV shall purchase the Convertible Senior Debentures with a 12% annual yield maturing December 8, 2009 (“Debentures”) issued by Company in accordance with the terms and conditions contained herein.

H.        Company will receive approval from its Board of Directors to approve the terms and conditions of the Restructuring Plan contained herein; and, Company has determined that Shareholder approval is not required to effectuate this Services Agreement.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

1.         CONVERTIBLE SENIOR DEBENTURES. Company shall issue and AMV shall purchase no more than Three Hundred Thousand US Dollars (US$300,000.00) of Company’s Convertible Senior Debentures with 12% annual coupon interest and maturing December 8, 2009 in the following five (5) separate tranches:

a.         On or about June 10, 2009, AMV shall purchase Fifty Thousand US Dollars (US$50,000.00) of Debentures;

b.         On or about June 22, 2009, AMV shall purchase Seventy Thousand US Dollars (US$70,000.00) of Debentures;

c.         On or about June 30, 2009, AMV shall purchase Sixty Thousand US Dollars (US$60,000.00) of Debentures;

d.         On or about July 15, 2009, AMV shall purchase Sixty Thousand US Dollars (US$60,000.00) of Debentures;

e.         On or about July 31, 2009, AMV shall purchase Sixty Thousand US Dollars (US$60,000.00) of Debentures;

Such Debentures shall be convertible into Ten Million shares of IAO Common Shares at the holder’s option immediately upon issuance and is senior to all other debentures issued by the Company. The parties agree and understand that such five tranches are independent of each other and that purchase of one or more tranches is not dependent on the purchase of any one or more of the other tranches. Such Debentures shall come due on or around December 8, 2009. In the event Company is not able to pay back the principal amount plus accrued interest by December 8, 2009, AMV shall have the right to convert such Debenture into (1) Ten Million IAO Common Shares, or (2) 940,121 shares of Taicom Preferred Class B stock.

2.         STOCK SWAP.

2.1       The parties are also desirous of entering into a stock swap on or before July 31, 2009 or the record date for the August 28, 2009 General Meeting of Shareholders, whichever is earlier. Such stock swap shall exchange Ten Million Five Hundred Thousand (10,500,000) shares of IAO Common Stock at $0.035 per share for One Hundred Thirty Seven Thousand Five Hundred Twenty Eight (137,528) Taicom Class B Preferred Stock (hereinafter “Second Swap”). Details of such Second Swap shall be memorialized in a separate writing.

2.2       For purposes of this Second Swap, the parties agree and acknowledge the following valuation of the Taicom Class B Preferred Stock:

Book Value of Taicom Securities	JY	1,463,422,525
At 3/1/2009
Forgivable Loan Liability	JY	350,000,000
Total Swap Value of Taicom Securities	JY	1,813,422,525

Conversion @97.662JY/USD (3-2-2009)		$18,568,347

2.3       The Company agrees and acknowledges that the Taicom Class B Preferred Stock are restricted securities and may not be resold, distributed, collateralized liquidated or transferred to any person or entity. Further, the Company agrees and acknowledges that such Taicom Class B Preferred Stock is being acquired for investment for Company’s own account and not with a view to resell or distribute any part or whole thereof. The parties intend this transaction to qualify as a tax-free exchange.

3.         RETURN OF TAICOM SHARES

3.1       Notwithstanding the foregoing and, in the event any one or more of the following events should occur –

(i)         Company is delisted from NYSE AMEX; or

(ii)        Company or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or

(iii)       there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action of a nature referred to herein that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

(iv)       there shall be commenced against the Company or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(v)        the Company or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above; or

(vi)       the Company or any of its subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then

Company shall automatically return all of the outstanding shares of Taicom Preferred Class B stock that it holds to AMV and AMV shall have no further obligations to Company with respect to the matters contained herein.

3.         DUE DILIGENCE PERIOD. The Company agrees and acknowledges that AMV shall be allowed to conduct due diligence on the Company and/or any of its subsidiaries. Such due diligence period shall commence upon the execution of this Services Agreement and shall conclude on or before August 28, 2009.

4.         UNSATISFACTORY COMPLETION OF DUE DILIGENCE. In the event AMV discovers (1) a breach of any one or more of the representations and warranties outlined in Section 5 herein; (2) that information provided to AMV thus far has been falsified, misleading or untrue; and/or (3) intentional or fraudulent activities by the Company have occurred, AMV shall have a unilateral option to immediately terminate this Services Agreement and have no further obligations with respect to this Services Agreement and the terms and conditions contained herein (hereinafter “Unilateral Termination”). In the event of Unilateral Termination, the Company shall immediately return all of the then outstanding shares it holds of Taicom Class B Preferred Stock.

5.         REPRESENTATIONS AND WARRANTIES OF COMPANY. Except as publicly disclosed in our SEC filings or disclosed in writing to AMV as of May 27, 2009, Company represents and warrants that the statements contained herein are true and correct as of the date of this Services Agreement and will be true and correct up and through August 28, 2009, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date:

a.

Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Company has all requisite capacity, power and authority to execute, deliver and perform this Services Agreement. No other corporate action on the part of Company is necessary to authorize the execution and delivery by Company of this Services Agreement or the consummation by it of the terms and conditions contemplated herein. This Services Agreement has been duly executed and delivered and, upon execution by Company, will constitute a valid and legally binding obligation of Company.

b.

Company is the legal and beneficial owner of Global Hotline and all its subsidiaries and affiliated companies, free and clear of any encumbrance or restriction on transfer, other than restrictions reflected in a legend on the certificates representing Global Hotline’s shares. Further, Company intends to remain the sole owner of Global Hotline.

c.	With the exception of GPlus Media, Company is the legal and beneficial owner of a whole or partial interest in the subsidiaries enumerated in its December 31, 2008 Form 10Q.
d.	Company shall retain its NYSE AMEX listing and IA Global and its subsidiaries shall remain as legally operating businesses in good standing.
e.

The execution and delivery by Company of this Services Agreement does not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of Company, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Company is a party or by which it or any of its subsidiaries may be bound, or (c) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to Company or any of its subsidiaries.

f.

Other than those already disclosed in the December 31, 2008 Form 10Q and the information received by AMV in writing from Company on or before May 27, 2009 surrounding the bridge loan facility provided by H Capital to Global Hotline, IA Global, Global Hotline, IA Global’s other subsidiaries and/or Global Hotline’s other subsidiaries and affiliates shall not add or incur new debt and/or liability, either on or off the balance sheets, without AMV’s prior written approval. Such approval will not be unreasonably withheld.

g.

Except for the information received by AMV in writing from Company on or before May 27, 2009 surrounding H Capital and affiliated parties, there are no major claims, lawsuits, or arbitrations either known or filed in any country against, or that include, Company and/or its subsidiaries. The parties acknowledge that Company has outstanding and overdue interest payments to ex-debenture holders who have converted their debentures to IAO Common Stock;

h.

Company shall not issue any further stock, stock options, warrants, and/or loans until the completion of this transaction without AMV’s prior written approval. Such approval will not be unreasonably withheld. Further, Company shall not collateralize any of its existing holdings until the completion of this transaction.

i.	Other than from those specifically disclosed in the December 31, 2008 Form 10Q and subsequent Form 8Ks, there shall be no material changes at Company and/or at any of its subsidiaries.

6.         INDEMNIFICATION.

6.1       Survival of Representations. All of the representations and warranties of the Company contained herein shall have been accurate as of the date of the execution of this Services Agreement and all such representations and warranties shall survive such execution date for a period of one year.

6.2       Indemnification.

(a)        The Company shall indemnify and hold harmless AMV and its officers, directors, agents, employees and affiliates, each Control Person and the officers, directors, agents, employees and affiliates of each such Control Person, to the fullest extent permitted by applicable law, from and against all Losses (as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by the Company under this Agreement.

(b)        For the purposes of this Agreement: “Control Person” shall mean a person who owns or controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) another person or entity. “Losses” shall mean any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys’ fees) and expenses.

6.3       Conduct of Indemnification Proceedings. If any proceeding shall be brought or asserted against any person entitled to indemnity (each a “Proceeding”) hereunder (an “Indemnified Party”), such Indemnified Party promptly shall notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of the claim against the Indemnified Party but will retain the right to control the overall Proceedings out of which the claim arose and such counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All fees and expenses of the Indemnified Party to which the Indemnified Party is entitled hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not consistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) business days of written notice thereof to the Indemnifying Party.

No right of indemnification under this Section shall be available as to a particular Indemnified Party if there is a non-appealable final judicial determination that such Losses arise solely out of the negligence or bad faith of such Indemnified Party in performing the obligations of such Indemnified Party under this Agreement or a breach by such Indemnified Party of its obligations under this Agreement.

6.4       Exclusivity. The indemnity and contribution agreements contained in this Section 6 are the exclusive remedy that the Indemnified Parties may have to the Indemnifying Parties.

7.         EXPENSES. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

8.         NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopy, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Company:	IA Global, Inc.

Attn: Secretary

101 California Street, Suite 2450

San Francisco, CA 94111

Fax: 1-415-946-8801

If to AMV:	ArqueMax Ventures, LLC

Attn: Michael Ning, President & CEO

27520 Hawthorne Boulevard, Suite 290

Rolling Hills Estates, CA 90274

Fax: 1-310-328-8965

w/ a copy to akuwabara@arquemax.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by telecopy, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

9.         GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

10.       HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

11.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

12.       COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

13.       AMENDMENT. Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

14.       SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

THE COMPANY:

IA Global, Inc.

By:  /s/ Derek Schneideman

Name:  Derek Schneideman

Title:  Chief Executive Officer

ArqueMax Ventures, LLC:

By:  /s/ Michael Ning

Name:  Michael C. Ning

Title:  President & CEO